UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2011

FRONTIER OIL CORPORATION
(Exact name of registrant as specified in its charter)

WYOMING	1-7627	74-1895085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10000 Memorial Drive, Suite 600 Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (713) 688-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.                      Entry into a Material Definitive Agreement.

On July 1, 2011, Frontier El Dorado Refining LLC and Frontier Refining LLC, wholly-owned subsidiaries of Frontier Oil Corporation (“Frontier”), entered into that certain Credit Agreement (the “HFC Credit Agreement”) among HollyFrontier Corporation (“HollyFrontier”) and certain of its subsidiaries, including Frontier El Dorado and Frontier Refining, as borrowers, Union Bank, N.A., as administrative agent (the “Administrative Agent”), and the lenders from time to time party thereto. Pursuant to the HFC Credit Agreement, the lenders thereunder will make certain revolving credit loans and letters of credit to the borrowers thereunder up to an aggregate principal amount of $1 billion, which the borrowers will be permitted in certain circumstances to increase commitments by an aggregate principal amount up to $250,000,000.  The HFC Credit Agreement is collateralized by present and future inventory, accounts receivables and certain other assets of HFC and certain of its subsidiaries, including Frontier.  The HFC Credit Agreement matures in July 2016.  Borrowings under the HFC Credit Agreement have a margin at a range from 0.500% to 2.500% plus the base rate or LIBOR rate, as applicable.  The HFC Credit Agreement provides for a quarterly commitment fee from 0.375% to 0.500% per annum plus standard issuance and renewal fees.  The HFC Credit Agreement is subject to compliance with a fixed charge coverage ratio.

In addition, Frontier and certain of its subsidiaries entered into a Guarantee and Collateral Agreement, dated as of July 1, 2011 (the “Guarantee Agreement”), among HollyFrontier and the other grantors party thereto in favor of the Administrative Agent.  Pursuant to the Guarantee Agreement, the guarantors, including Frontier and its subsidiaries, have agreed to guarantee the payment and performance of the loans outstanding under the HFC Credit Agreement and the other obligations of the loan parties thereunder and as described in the HFC Credit Agreement, the Guarantee Agreement and related documents.

The foregoing descriptions of the HFC Credit Agreement and the Guarantee Agreement do not purport to be a complete description thereof and are qualified in their entirety by reference to the HFC Credit Agreement and the Guarantee Agreement.

ITEM 1.02.                      Termination of a Material Definitive Agreement.

          On July 1, 2011, and contemporaneously with entry into the HFC Credit Agreement, Frontier and Frontier Oil and Refining Company LLC terminated the Fourth Amended and Restated Credit Agreement, dated as of August 19, 2008, as amended (the “Terminated Credit Agreement”), with the Administrative Agent and the lenders party thereto.  The Terminated Credit Agreement was collateralized by inventory, accounts receivable and related contracts and intangibles, and certain deposit accounts and provided working capital financing for operations, generally the financing of crude oil and product supply.  The Terminated Credit Agreement matured in August 2012.  The maximum amount available under the Terminated Credit Agreement was $500 million and had a margin at a range from 1.5% to 2% plus the base rate or LIBOR rate, as applicable.  The Terminated Credit Agreement provided for a quarterly commitment fee from 0.30% to 0.375% per annum plus standard issuance and renewal fees.  The Terminated Credit Agreement was subject to compliance with financial covenants relating to cash coverage, debt leverage and current ratios and permitted consolidated long-term funded indebtedness.

ITEM 2.03.                     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above for a description of the obligations incurred under the HFC Credit Agreement and the Guarantee Agreement, which description is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER OIL CORPORATION
By: /s/ Doug S. Aron Name: Doug S. Aron Title: Chief Financial Officer

Date: July 1, 2011